SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Hypertension Diagnostics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

Hypertension Diagnostics, Inc.
2915 Waters Road, Suite 108
Eagan, MN 55121-1562

October 2, 2002

Dear Shareholder:

We did not receive enough votes to approve the proposal put forth at our Special Meeting of Shareholders held at our office, 2915 Waters Road, Suite 108, Eagan, MN 55121 at 10:00 local time on September 25, 2002. Therefore, the meeting was adjourned.

WE NEED YOUR HELP!

According to our records, we have not yet received your proxy vote. Voting YOUR shares can make a difference. Regardless of the number of shares you own, your vote is important. Please take a moment to vote your shares.

To vote, simply sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

The Board of Directors recommends that you vote “FOR” the approval of Proposal 1: To approve the issuance of Common Stock equal to 20% or more of the outstanding Common Stock of the Company upon (a) conversion of $2,000,000 aggregate principal amount of 8% Convertible Notes due March 27, 2005 and (b) exercise of Common Stock purchase warrants.

If you have already voted and we simply do not have record of it yet, thank you very much. No further action is required on your part and you may disregard this notice.

Sincerely,

Greg H. Guettler
President
Hypertension Diagnostics, Inc.

If you have any questions or need assistance in voting, please contact our proxy solicitor, D.F. King & Co.:
Toll Free 1-800-290-6426